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COMMERCIAL FEDERAL RESPONDS TO COUNTER LAWSUIT BY FRANKLIN
MUTUAL


OMAHA, Neb., Oct. 20 /PRNewswire/   In response to a lawsuit
filed today by Franklin Mutual Advisors, Commercial Federal Corporation (NYSE: CFB) said it does not wish to prevent the nominations of eligible candidates, and seeks to serve its shareholders' best interests.

The Franklin Mutual suit follows a Commercial Federal suit filed in U.S. District Court for Nebraska on October 13, which challenged the eligibility of one of Franklin's nominees, J. Thomas Burcham, and the designation of Matthew P. Wagner as an alternate nominee. Both have affiliations with retail depository institutions.

Commercial Federal did not challenge the eligibility of Franklin's second nominee George R. Zoffinger, but does not support his election as being in the best interest of its shareholders.

Mr. Burcham is the controlling shareholder of MBT Bancshares Inc., a depository holding company that competes directly with Commercial Federal in Kansas City. Mr. Wagner is president, chief executive officer and a director of Western Bancorp, a large bank holding company.

In its suit, Commercial Federal asserts Mr. Burcham and Mr.
Wagner are not eligible in light of current Federal law, Office of Thrift Supervision regulations and long-standing provisions in Commercial Federal's bylaws.

"Clearly, it is not in the best interests of Commercial Federal's shareholders to have officers, directors, or controlling shareholders of competitors sitting on our Board. Our bylaws are there to serve our shareholders' interests and we will vigorously enforce them," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal. "After all, Pepsi people do not sit on Coca Cola's board."

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.8 billion federal savings bank, which currently operates 257 retail offices in Iowa, Kansas, Nebraska, Colorado, Oklahoma, Missouri, Arizona, Minnesota, and
South Dakota.

Commercial Federal Corporation's common stock trades on the New
York Stock Exchange under the symbol "CFB".